Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 6 DATED JULY 22, 2016
TO THE PROSPECTUS DATED APRIL 28, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2016 and filed with the SEC on May 3, 2016, as supplemented by supplement no. 1 dated May 9, 2016, supplement no. 2 dated May 13, 2016, supplement no. 3 dated June 3, 2016, supplement no. 4 dated July 1, 2016 and supplement no. 5 dated July 7, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our entry into an affiliated property co-management agreement related to the Commonwealth Building.
Affiliated Property Co-Management Agreement
On June 30, 2016, we, through an indirect wholly owned subsidiary (the “Commonwealth Building Buyer”), acquired from UPI Commonwealth LLC, an indirect subsidiary of Unico Investment Group, LLC, a 14-story Class A office building containing 219,742 rentable square feet located on approximately 0.46 acres of land in Portland, Oregon (the “Commonwealth Building”). On July 18, 2016, we, through the Commonwealth Building Buyer, entered into a property co-management agreement (the “Property Management Agreement”) with KBS Management Group, LLC, an affiliate of our advisor (the “Co-Manager”). Pursuant to the Property Management Agreement, the Co-Manager will provide certain management services related to the Commonwealth Building in addition to those provided by our third-party property manager. In exchange for these services, we will pay the Co-Manager a monthly fee equal to 1.25% of the rent, payable and actually collected for the month, from the Commonwealth Building. The Co-Manager will generally be responsible for all expenses it incurs in rendering services pursuant to the Property Management Agreement. The effective date of the Property Management Agreement was July 1, 2016 and the initial term of the agreement is for one year and will be deemed renewed for successive one year periods provided it is not terminated. Each party may terminate the Property Management Agreement without cause on 30 days’ written notice to the other party and each party may terminate the agreement for cause on five days’ written notice to the other party upon the occurrence of certain events as detailed in the agreement.